Exhibit (a)(5).1

Texas Industries, Inc. Amends Exchange Offer and Terminates Consent Solicitation

DALLAS, TEXAS – May 1, 2006 –Texas Industries, Inc. (NYSE: TXI) has amended its exchange offer for TXI Capital Trust I’s 5.5% Shared Preference Redeemable Securities due 2028 (NYSE: TXI PrS), and has terminated its solicitation of consents to amend the related trust agreement. Importantly, holders of the trust securities may still tender their securities for exchange until the expiration date of the exchange offer, which remains midnight, New York City time, on May 9, 2006, unless extended or terminated. The exchange amount for each trust security also remains unchanged. Consents to the amendment of the trust agreement will no longer be solicited, and any consents received will be disregarded and not used for any purpose.

TXI today filed an amended Schedule TO together with an amended offering circular and a supplement thereto, which contain additional information about the exchange offer and terminates the consent solicitation. A copy of the amended offering circular and other documents relating to the exchange offer may be obtained from TXI’s information agent, D.F. King & Co., Inc., at (212) 269-5550 (collect) or (800) 431-9633. Questions regarding procedures for tendering in the offer should be directed to TXI’s exchange agent, J.P. Morgan Trust Company, National Association, at toll free (800) 275-2048.

This press release is not an offer or solicitation for the exchange of the 5.5% trust securities (CUSIP No. 873119200) for common stock, which can only be made on the terms and subject to the conditions described in the exchange offer statement (including an offering circular, as amended, a related letter of transmittal and other offer documents) filed with the Securities and Exchange Commission. The tender offer statement is available at no charge on the SEC’s Web site at www.sec.gov. The tender offer statement contains important information that should be read carefully before any decision is made with respect to the offer.

TXI is the largest supplier of cement in Texas and a major cement supplier in California. TXI is also a major supplier of construction aggregates, ready-mix concrete and concrete products.

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